                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to 14a-11(c) or Rule 14a-12

                          St. Francis Capital Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ---------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

          ---------------------------------------------------------------------

     (3)  Filing party:

          ---------------------------------------------------------------------

     (4)  Date filed:

          ---------------------------------------------------------------------

                     ST. FRANCIS CAPITAL CORPORATION [LOGO]

                         13400 BISHOPS LANE, SUITE 350
                        BROOKFIELD, WISCONSIN 53005-6203
                                 (414) 486-8700

                               -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 28, 1998

                               -----------------

TO THE HOLDERS OF COMMON STOCK OF ST. FRANCIS CAPITAL CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of St. Francis Capital Corporation (the "Company") will be held on Wednesday, January 28, 1998, at 10:00 a.m., Milwaukee time, at the Midway Hotel Airport, 5105 S. Howell Avenue, Milwaukee, Wisconsin.

         The Annual Meeting is for the purpose of considering and voting upon the following matters, all of which are set forth more completely in the accompanying Proxy Statement:

                 1. The election of two directors each for three-year terms, and in each case until his or her successor is elected and qualified;

                 2. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1998; and

                 3. Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other such business.

         The Board of Directors has established December 1, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies by the Company.

                                        BY ORDER OF THE BOARD OF DIRECTORS


Milwaukee, Wisconsin                    William R. Hotz
December 29, 1997                       Executive Vice President,
                                         Secretary and General Counsel


  YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED.

                   ST. FRANCIS CAPITAL CORPORATION [LOGO]

                         13400 BISHOPS LANE, SUITE 350
                       BROOKFIELD, WISCONSIN 53005-6203
                                 (414) 486-8700



                                                            December 29, 1997





Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of St. Francis Capital Corporation (the "Company"), the holding company for St. Francis Bank, F.S.B. which will be held on Wednesday, January 28, 1998, at 10:00 a.m. Milwaukee time, at the Midway Hotel Airport, 5105 S. Howell Avenue, Milwaukee, Wisconsin.

         The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the Annual Meeting. We also have enclosed a copy of the Company's Summary Annual Report and the Company's Form 10-K Annual Report for the fiscal year ended September 30, 1997. Directors and officers of the Company, as well as representatives of KPMG Peat Marwick LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that our shareholders may have.

         The vote of every shareholder is important to us. Please sign and return the enclosed appointment of proxy form promptly in the postage-paid envelope provided, regardless of whether you are able to attend the Annual Meeting in person. If you attend the Annual Meeting, you may vote in person even if you have already mailed your proxy.

         On behalf of the Board of Directors and all of the employees of the Company, I wish to thank you for your continued support.



                                        Sincerely yours,




                                        Thomas R. Perz
                                        President and Chief Executive Officer

                     ST. FRANCIS CAPITAL CORPORATION [LOGO]

                         13400 BISHOPS LANE, SUITE 350
                        BROOKFIELD, WISCONSIN 53005-6203
                                 (414) 486-8700

                                ---------------

                                PROXY STATEMENT

                                ---------------

                         ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held On January 28, 1998

                         ------------------------------


         This Proxy Statement is being furnished to holders of common stock, $0.01 par value per share (the "Common Stock") of St. Francis Capital Corporation (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, January 28, 1998, at 10:00 a.m., Milwaukee time, at the Midway Hotel Airport, 5105 S. Howell Avenue, Milwaukee, Wisconsin and at any adjournments or postponements thereof.

         The 1997 Summary Annual Report and the Company's Form 10-K Annual Report, including the Company's consolidated financial statements for the fiscal year ended September 30, 1997, accompany this Proxy Statement and appointment form of proxy (the "proxy"), which are being mailed to shareholders on or about December 29, 1997.

         Only shareholders of record at the close of business on December 1, 1997 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 5,251,011 shares of Common Stock outstanding and the Company had no other class of securities outstanding.

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. As to the election of directors, the proxy being provided by the Board of Directors enables a shareholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for the nominees being proposed. Article VI of the Company's Articles of Incorporation provides that there will be no cumulative voting by shareholders for the election of the Company's directors. Under the Wisconsin Business Corporation Law, directors are elected by a plurality of the votes cast with a quorum present. The affirmative vote of a majority of the total votes cast in person or by proxy is necessary to ratify the appointment of KPMG Peat Marwick LLP as auditors for the fiscal year ending September 30, 1998. Abstentions are included in the determination of shares present and voting for purposes of whether a quorum exists, while broker non-votes are not. Neither abstentions nor broker non-votes are counted in determining whether a matter has been approved. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

         As provided in the Company's Articles of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "10% Limit") are not entitled to any vote in respect of the shares held in excess of the 10% Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as such persons acting in concert with, such person or entity. The Company's Articles of Incorporation authorize the Board to make all determinations necessary to implement and apply the 10% Limit, including determining whatever persons or entities are acting in concert.

         Shareholders are requested to vote by completing the enclosed proxy and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted FOR the election of the nominees for director named in this Proxy Statement and FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1998. Returning your completed proxy form will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

         Any shareholder giving a proxy has the power to revoke it any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (William R. Hotz, Secretary, St. Francis Capital Corporation, 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

         The cost of solicitation of proxies by mail on behalf of the Board of Directors will be borne by the Company. The Company has retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King & Co., Inc. will be paid a fee of $3,500, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited by personal interview or by telephone, in addition to the use of the mails by directors, officers and regular employees of the Company and St. Francis Bank, F.S.B. ("St. Francis Bank"), without additional compensation therefor. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares of Common Stock held of record by the beneficial owners of such shares. The Company will reimburse such holders for their reasonable out-of-pocket expenses.

         Proxies solicited hereby will be returned to the Board of Directors, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or a director of, the Company or any of its affiliates.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth the beneficial ownership of shares of Common Stock as of November 30, 1997 (except as noted otherwise below) by (i) each shareholder known to the Company to beneficially own more than 5% of the shares of Common Stock outstanding, as disclosed in certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) each director and director nominee of the Company, (iii) each of the executive officers of the Company appearing in the Summary Compensation Table below, and
(iv) all directors and executive officers as a group.

                                                            NUMBER OF SHARES
                                                              BENEFICIALLY
         NAME                                                   OWNED (1)                   PERCENT OF CLASS*
         ----                                                   ---------                   -----------------
Brandes Investment Partners, Incorporated (6) . . . . . .       408,625                           7.8%
Neumeier Investment Counsel (7) . . . . . . . . . . . . .       340,375                           6.5
St. Francis Bank, F.S.B.
  Employee Stock Ownership Trust (5)  . . . . . . . . . .       338,245                           6.4
Thomas R. Perz (2)(3)(4)  . . . . . . . . . . . . . . . .       148,914                           2.8
David J. Drury (2)  . . . . . . . . . . . . . . . . . . .        12,525                           **
Rudolph T. Hoppe (2)  . . . . . . . . . . . . . . . . . .        44,625                           1.0
Edward W. Mentzer (2) . . . . . . . . . . . . . . . . . .        40,119                           1.0
Jeffrey A. Reigle (2) . . . . . . . . . . . . . . . . . .         5,100                           **
John C. Schlosser (2)(3)(4) . . . . . . . . . . . . . . .       112,184                           2.1
Julia H. Taylor (2) . . . . . . . . . . . . . . . . . . .         4,000                           **
Edmund O. Templeton (2) . . . . . . . . . . . . . . . . .        69,267                           1.3
James C. Hazzard (2)(3)(4)  . . . . . . . . . . . . . . .         5,096                           **
Bruce R. Sherman (2)(3)(4)  . . . . . . . . . . . . . . .        74,152                           1.4
Bradley J. Smith (2)  . . . . . . . . . . . . . . . . . .         1,250                           **
All directors and executive officers
  as a group (24 persons) (2)(3)(4) . . . . . . . . . . .       807,774                          14.6%

--------------------
*        As of the Voting Record Date.

** Amount represents less than 1% of the total shares of Common Stock outstanding.

(1) Unless otherwise indicated, includes shares of Common Stock held directly by the individuals as well as by members of such individuals' immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals effectively exercise sole or shared voting and/or investment power. Fractional shares of Common Stock held by certain executive officers under the St. Francis Bank, F.S.B. Employee Stock Ownership Plan ("ESOP") have been rounded to the nearest whole share.

(2) Includes shares of Common Stock which the named individuals have the right to acquire within 60 days of the Voting Record Date pursuant to the exercise of stock options as follows: Mr. Perz - 52,500 shares; Mr. Drury - 12,000 shares; Mr. Hoppe - 15,592 shares; Mr. Mentzer - 12,059 shares; Mr. Reigle - 4,000 shares; Mr. Schlosser - 52,000 shares; Ms. Taylor - 4,000 shares; Mr. Templeton - 18,822 shares; Mr. Hazzard - 1,250; Mr. Sherman - 20,532 shares; and Mr. Smith - 1,250.

(3) Does not include options for shares of Common Stock which do not vest within 60 days of the Voting Record Date which have been awarded to executive officers under the St. Francis Capital Corporation 1993 Incentive Stock Option Plan and the St. Francis Capital Corporation 1997 Stock Option Plan.

(4) Includes shares of Common Stock allocated to certain executive officers under the ESOP, for which such individuals possess shared voting power, of which approximately 15,221 have been allocated to the accounts of the named executive officers in the Summary Compensation Table as follows: Mr. Schlosser - 4,920; Mr. Perz - 4,554; Mr. Smith
         - 0; Mr. Sherman - 4,152 and Mr. Hazzard-1,595.

(5) Marshall & Ilsley Trust Company ("Trustee") is the trustee for the St. Francis Bank, F.S.B. Employee Stock Ownership Trust. The Trustee's address is 1000 North Water Street, Milwaukee, Wisconsin 53202.

(6) Based upon Amendment No. 3 to a Schedule 13G, dated February 12, 1997, filed with the Company pursuant to the Exchange Act by Brandes Investment Partners, Incorporated, an investment advisor, located at 12750 High Bluff Drive, Suite 420, San Diego, California 92130.

(7) Based upon Amendment No. 2 to a Schedule 13G, dated January 30, 1997, filed with the Company pursuant to the Exchange Act by Neumeier Investment Counsel, an investment advisor, located at 26435 Carmel Rancho Blvd., Carmel, California 93923.

                  MATTERS TO BE VOTED ON AT THE ANNUAL MEETING
                                   MATTER 1.
                             ELECTION OF DIRECTORS

         Pursuant to the Articles of Incorporation of the Company, at the first annual meeting of shareholders of the Company held on January 26, 1994, directors of the Company were divided into three classes as equal in number as possible. Directors of the first class were elected to hold office for a term expiring at the first succeeding annual meeting, directors of the second class were elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class were elected to hold office for a term expiring at the third succeeding annual meeting, and in each case until their successors are elected and qualified. At each subsequent annual meeting of shareholders, one class of directors, or approximately one-third of the total number of directors, are to be elected for a term of three years. There are no family relationships among any of the directors and/or executive officers of the Company. The person being nominated as a director is not being proposed for election pursuant to any agreement or understanding between any person and the Company.

         Unless otherwise directed, each proxy executed and returned by a shareholder will be voted FOR the election of the nominees for director listed below. If the persons named as nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as a director if elected. In April 1997, the Board of Directors of the Company elected Julia H. Taylor for a term expiring at the Annual Meeting to fill the vacancy created by the death of director William F. Double in December 1996. The following tables present information concerning the nominees for director and continuing directors.


                                         POSITION WITH THE COMPANY                 DIRECTOR OF        DIRECTOR OF
                                          AND PRINCIPAL OCCUPATION                 THE COMPANY      ST. FRANCIS BANK
        NAME                 AGE         DURING THE PAST FIVE YEARS                    SINCE              SINCE
        ----                 ---         --------------------------                    -----              -----
NOMINEES FOR DIRECTOR FOR THREE-YEAR TERM EXPIRING IN 2001

 Edward W. Mentzer           61       Director of the Company and  St.                  1992               1982
                                      Francis Bank; Currently
                                      Chairman Emeritus, and from 1995 to 1997,
                                      Chairman of the Board  of  Plastic
                                      Engineered Components Inc., a privately
                                      held plastic injection molded products
                                      manufacturer, located in Waukesha,
                                      Wisconsin;  From 1989  to 1995, President
                                      and Chairman of the Board of Plastic
                                      Engineered  Components Inc.

 Julia H. Taylor             44       Director of the Company  and St.                  1997               1996
                                      Francis Bank;  Since 1986,
                                      Executive Director and Chief
                                      Executive Officer of the YWCA
                                      of Greater Milwaukee

                                         POSITION WITH THE COMPANY        DIRECTOR OF        DIRECTOR OF
                                          AND PRINCIPAL OCCUPATION        THE COMPANY      ST. FRANCIS BANK
            NAME             AGE         DURING THE PAST FIVE YEARS          SINCE              SINCE
            ----             ---         --------------------------          -----              -----

                INFORMATION WITH RESPECT TO CONTINUING DIRECTORS

                      DIRECTORS WHOSE TERMS EXPIRE IN 1999

 David J. Drury              49       Director of the Company  and St.        1994               1997
                                      Francis Bank;  From 1994 to
                                      1997, President, Stolper-
                                      Fabralloy Company LLC, a
                                      privately held manufacturer of
                                      turbomachinery components,
                                      located in Brookfield,
                                      Wisconsin; From 1989-1993,
                                      Executive Vice President,
                                      Oldenburg Group, Inc., an
                                      industrial holding company,
                                      located in Milwaukee, Wisconsin;
                                      Since 1989, director of Jason,
                                      Inc., a publicly held
                                      manufacturer of automotive trim,
                                      finishing, power generation and
                                      industrial products, located in
                                      Milwaukee, Wisconsin.

 Rudolph T. Hoppe            71       Director of the  Company and St.        1992               1980
                                      Francis Bank; Prior to
                                      retirement, from 1965 to 1990,
                                      President of Glenora Company, an
                                      accounting, tax and investment
                                      services firm, located in
                                      Milwaukee, Wisconsin; Director,
                                      Plexus Corporation, a publicly
                                      traded electronic products
                                      manufacturing and design
                                      company, located in Neenah,
                                      Wisconsin.

 Thomas R. Perz              53       President,    Chief    Executive        1992               1983
                                      Officer and Director of  the
                                      Company; Chairman of the Board,
                                      President  and  Chief  Executive
                                      Officer of St. Francis Bank.



                                         POSITION WITH THE COMPANY        DIRECTOR OF        DIRECTOR OF
                                          AND PRINCIPAL OCCUPATION        THE COMPANY      ST. FRANCIS BANK
             NAME            AGE         DURING THE PAST FIVE YEARS          SINCE              SINCE
             ----            ---         --------------------------          -----              -----

                      DIRECTORS WHOSE TERMS EXPIRE IN 2000

 Jeffrey A. Reigle           46       Director  of   the  Company  and        1997               1997
                                      St. Francis Bank; Since 1992,
                                      President and Chief Executive
                                      Officer of Regal Ware, Inc., a
                                      privately held manufacturer of
                                      utensils and electrical
                                      appliances, located in Kewaskum,
                                      Wisconsin; From 1989- 1991,
                                      Executive Vice President-
                                      Housewares of Regal Ware, Inc.

 John C. Schlosser           69       Chairman  of  the  Board of  the        1992               1978
                                      Company; Director of St.
                                      Francis Bank.

 Edmund O. Templeton         54       Director of the  Company and St.        1992               1990
                                      Francis Bank; Since 1969,
                                      President, Pilot Systems, Inc.,
                                      a privately  held company that
                                      sells, develops and services a
                                      variety of computer software
                                      programs for medium-sized
                                      manufacturing companies, located
                                      in Brookfield, Wisconsin.

         The affirmative vote of a plurality of the votes cast is required for the election of the director nominees. Unless otherwise specified, the shares of Common Stock represented by the proxies solicited hereby will be voted in favor of the election of the above-described nominees. The Board of Directors recommends that you vote FOR election of the nominees for director.

                                   MATTER 2.
                    RATIFICATION OF APPOINTMENT OF AUDITORS

         The Company's independent auditors for the fiscal year ended September 30, 1997 were KPMG Peat Marwick LLP. The Board of Directors of the Company has reappointed KPMG Peat Marwick LLP to perform the audit of the Company's financial statements for the year ending September 30, 1998. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company's shareholders.

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTED AT THE ANNUAL MEETING IS REQUIRED FOR RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY. UNLESS MARKED TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.


             MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

         Regular meetings of the Board of Directors of the Company are held eight times per calendar year. During the fiscal year ended September 30, 1997, the Board of Directors of the Company held seven regular meetings and one special meeting. No incumbent director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors held and the total number of committee meetings on which such director served during the fiscal year ended September 30, 1997.

         In fiscal 1997, the Audit Committee of the Company consisted of Messrs. William F. Double (until his death in December 1996), David J. Drury, Rudolph T. Hoppe, Jeffrey A. Reigle and Julia H. Taylor (effective in June
1997), who are neither officers or employees of the Company or its subsidiaries ("Outside Directors"). The Audit Committee reviews the scope and timing of the audit of the Company's financial statements by the Company's independent public accountants and reviews with the independent public accountants the Company's management policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews and evaluates the independence of the Company's accountants, approves services rendered by such accountants and recommends to the Board the engagement, continuation or discharge of the Company's accountants. The Company's Audit Committee met two times during the fiscal year ended September 30, 1997.

         In fiscal 1997, the Compensation Committee consisted of three Outside Directors of the Company, including Messrs. David J. Drury, Edward W. Mentzer and Edmund O. Templeton. During the fiscal year ended September 30, 1997, the Company did not pay separate compensation to its executive officers and did not have any salaried employees. However, pursuant to an agreement between the Company and St. Francis Bank, the Company reimburses St. Francis Bank for the services of St. Francis Bank's officers and employees for time devoted to Company affairs. In fiscal 1997, the Compensation Committee of the Company reviewed and ratified the compensation policies set by, and decisions made by, the Board of Directors of St. Francis Bank and Bank Wisconsin.

The Compensation Committee of the Company met four times during the fiscal year ended September 30, 1997. In November 1997, the Compensation Committee of the Company met to issue the Compensation Committee Report which appears in this Proxy Statement. For a further discussion of the compensation policies of the Company, see "Compensation Committee Report."

         The entire Board of Directors of the Company acted as a Nominating Committee for the selection of the nominees for director to stand for election at the Annual Meeting. In October 1997, the Board, acting as the Nominating Committee, considered nominations for directors. The Company's By-laws allow for shareholder nominations of the directors and require such nominations be made pursuant to timely notice in writing to the Secretary of the Company. See "Shareholder Proposals for the 1999 Annual Meeting."


                         COMPENSATION COMMITTEE REPORT

I.       COMPENSATION COMMITTEE, COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In fiscal 1997, the Compensation Committee of the Board of Directors of the Company consisted of Outside Directors, Messrs. David J. Drury, Edward
W. Mentzer and Edmund O. Templeton, who are not former officers or employees of the Company or any of its subsidiaries. There are no interlocks, as defined under the rules and regulations of the SEC, between the Compensation Committee and corporate affiliates of members of the Compensation Committee.

         During the fiscal year ended September 30, 1997, the Company did not pay separate compensation to its executive officers and did not have any salaried employees. However, pursuant to an agreement between the Company and St. Francis Bank, the Company reimburses St. Francis Bank for the services of St. Francis Bank's officers and employees for time devoted to Company affairs. In fiscal 1997, the Compensation Committee of the Company reviewed and ratified the compensation policies set by, and decisions made by, the Board of Directors of St. Francis Bank and the Board of Directors of Bank Wisconsin. Effective September 19, 1997, Bank Wisconsin was merged with and into St. Francis Bank, with St. Francis Bank being the surviving federally chartered savings bank. Therefore, in fiscal 1998, the Company's Compensation Committee will review and ratify compensation decisions made by the St. Francis Bank Board with respect to executive officers of both the Company and the combined resulting bank. In November 1997, the Compensation Committee of the Company met to issue this Compensation Committee Report.

II.      EXECUTIVE COMPENSATION POLICIES AND PLANS

         It is the policy of the Company to maintain an executive compensation program which will attract, motivate, retain and reward senior executives and provide appropriate incentives intended to generate long-term financial results which will benefit the Company and shareholders of the Company. The Company's executive compensation program incorporates a pay-for-performance policy that compensates executives for both corporate and individual performance. The executive compensation program is designed to achieve the following objectives:
(i) provide competitive compensation packages comparable to those offered by other peer group financial institutions; (ii) provide the Company and its subsidiaries with the ability to compete for and retain talented executives that are critical to the Company's long-term success; and (iii) provide incentives to achieve the Company's financial performance objectives and exceptional individual performance with the goal of enhancing shareholder value.

         The executive compensation package consists of the three major components: (i) cash compensation, including base salary and an annual incentive bonus; (ii) long-term incentive compensation in the form of stock options awarded under the Company's stock option plans, and (iii) executive benefits. For a further discussion of the executive benefits made available to officers of the subsidiary banks during the fiscal year ended September 30, 1997, see "Compensation of Executive Officers and Directors-Benefits."

         The Compensation Committee and the Company's Board recognize that stock options are a performance-motivating incentive because they have no value unless the price of the Common Stock increases above the exercise price applicable to outstanding option grants. The Company has two stock option plans, the St. Francis Capital Corporation 1993 Incentive Stock Option Plan (the "1993 Option Plan") and the St. Francis Capital Corporation 1997 Stock Option Plan (the "1997 Option Plan") (collectively, the "Option Plans"). Executive officers and directors of the Company are eligible to receive both discretionary option grants (as determined by the Company's Board and the Compensation Committee) and performance-based option grants. In fiscal 1997, the Board of Directors of the Company adopted the St. Francis Capital Corporation 1997 Stock Option Allocation Plan (the "Option Allocation Plan") which outlines the guidelines for, and factors to be considered by, the Compensation Committee in granting performance-based options. For a further discussion of the Option Allocation Plan, see "Compensation of Executive Officers and Directors - Stock Option Plans."

         The Compensation Committee also recognizes that "compensation" (as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")) in excess of $1,000,000 per year to an executive officer is not deductible by the Company unless such compensation is performance-based compensation approved by shareholders of the Company and thus, is not "compensation" for purposes of complying with the limit on deductibility. The Compensation Committee has been advised that no executive officer of the Company received compensation in fiscal 1997 that will result in the loss of a corporate federal income tax deduction under Section 162(m) of the Internal Revenue Code.

III.     COMPENSATION DECISIONS FOR FISCAL 1997

         Base salary adjustments for fiscal 1997, as reflected in the Summary Compensation Table set forth in this Proxy Statement, were made based upon the Compensation Committee's review of individual and corporate performance.

         During fiscal 1997, executive officers of the Company participated in an incentive compensation program established and approved by the Compensation Committee for the Company (the "STFR-ICP"). Incentive compensation earned under the STFR-ICP is established as a percentage of each officer's base salary and may exceed established percentages of base salaries if the Company surpasses specific corporate performance targets applicable to various executive officer groups and individual performance objectives are met. Incentive compensation may be less than the established percentages if the Company does not achieve the corporate performance targets and individual performance objectives are not met. The STFR-ICP corporate performance targets for the executive groups are based upon the Company's net income, with the percentage calculation of incentive compensation applicable to participants in each group dependent upon differing components of net income, including gains on the sale of securities and leverage income. The STFR-ICP provides for a target of 40% of base salary for the Company's President (Mr. Thomas R. Perz), and a target of 35% of base salaries for other executive officers who participate in the STFR-ICP. Executive officers of St. Francis Bank who do not participate in the STFR-ICP are eligible to participate in the St. Francis Bank Incentive Compensation Program ("SFB-ICP"). Under this plan, incentive compensation earned also is established as a percentage of each officer's base salary and may exceed established percentages of base salaries if St. Francis Bank surpasses the target level of net income

(excluding gains on the sale of securities and excluding leverage income of St. Francis Bank) ("core income") and individual performance objectives are met. Incentive compensation may be less than the established percentages if St. Francis Bank does not achieve the target core income level and individual performance objectives are not met. The SFB- ICP provides for a target of 30% of base salary for St. Francis Bank's Executive Vice President - Retail Banking (Mr. Bradley J. Smith) and 25% for other Senior Vice Presidents of St. Francis Bank.

         The corporate and bank performance targets of the STFR-ICP and SFB-ICP are reviewed and established annually by the Board of Directors of the Company and St. Francis Bank, respectively, and may vary from year to year, as may the parameters of such plans. Remuneration earned under the STFR-ICP and SFB-ICP for the fiscal year ended September 30, 1997 will be paid by St. Francis Bank in January 1998.

         In anticipation of the merger of Bank Wisconsin with and into St. Francis Bank (effective in September 1997), the Compensation Committee did not determine Mr. Hazzard's incentive compensation under the Bank Wisconsin Incentive Compensation Program, which was in effect for fiscal 1996. Mr. Hazzard's incentive compensation was based upon achievement of St. Francis Bank's core income, and the target for his incentive compensation was established at 30% of base salary.

         The Company did not achieve the net income target established for fiscal 1997 under the STFR-ICP and therefore, executive officers of the Company will earn incentive compensation at levels less than the targeted levels. The aggregate payout under the STFR-ICP for fiscal 1997 was $99,645. The average bonus earned under the STFR-ICP in fiscal 1997 by participants (other than Mr.
Perz) was 17.6% of their base salaries. St. Francis Bank did not achieve the core income target established for fiscal 1997 under the SFB-ICP, and therefore, executive officers of St. Francis Bank will earn incentive compensation at levels lower than the targeted levels. The aggregate payout under the SFB-ICP for fiscal 1997 was $137,584. The average bonus earned under the SFB-ICP in fiscal 1997 by participants was 16.2% of their base salaries.

         In fiscal 1997, in connection with adoption of the Option Allocation Plan, a total of 262,200 performance-based options were granted to executive officers of the Company and its subsidiaries. Based upon the Company achieving 83% of its Earnings Per Share target and 100% of the Business Line targets (average), under the vesting formula established under the Option Allocation Plan, each participant's option award will vest for fiscal 1997 at a rate of 15% of one-third of the amount of their initial option grant. In April 1997, Messrs. Sherman, Smith and Hazzard (the executive officers appearing in the 1997 Summary Compensation Table other than Messrs. Perz and Schlosser) each were granted 25,000 performance-based options under the Option Allocation Plan. Of the performance-based options awarded to each of these individuals, 1,250 vested in fiscal 1997 for each officer based upon the formula under the Option Allocation Plan.


IV.      PRESIDENT AND CHIEF EXECUTIVE OFFICER COMPENSATION IN FISCAL 1997

         Effective February 1, 1997, John C. Schlosser relinquished his position as President and Chief Executive Officer of the Company to Thomas R. Perz, who also serves as Chairman of the Board, President and Chief Executive Officer of St. Francis Bank. Mr. Schlosser continued as Chairman of the Board of Directors of the Company and continued to serve the Company and its President in a consultive role on special projects in fiscal 1997. His base salary (excluding amounts deferred under certain deferred compensation agreements with St. Francis Bank) from January 1, 1996 through January 31, 1997 remained the same as for fiscal 1996 ($287,955). Effective February 1, 1997, Mr. Schlosser's base salary was changed to $150,000 per year under a contract extending until January 1999.

         In establishing the compensation of Mr. Perz for fiscal 1997, the Compensation Committee specifically considered the Company's and St. Francis Bank's overall operating performance and compared such operating results to other thrifts headquartered in Wisconsin. The Compensation Committee also considered the individual performance of Mr. Perz and his revised responsibilities during fiscal 1997, including his performance and ability to develop, train and motivate a competent management team and to execute the directives of the Board, as well as to manage St. Francis Bank and the Company in a profitable, safe and sound manner.

         Mr. Perz's base salary (excluding ICP remuneration) for the fiscal year ended September 30, 1997 was $264,448 (excluding amounts deferred under his deferred compensation agreement with St. Francis Bank). Mr. Perz's targeted ICP remuneration was set at 40% of base salary under the STFR-ICP. The Company did not meet all of the incentive compensation targets established by the Board of Directors for fiscal 1997 under the STFR-ICP, and therefore, Mr. Perz will receive incentive compensation equal to $56,327 for fiscal 1997, or 21.3% of his $264,448 base salary established at the beginning of fiscal 1997. In addition, in April 1997, Mr. Perz was granted 50,000 performance-based options under the Option Allocation Plan. Of the performance-based options awarded to Mr. Perz, 2,500 vested in fiscal 1997 based upon the formula under the Option Allocation Plan.

                                        COMPENSATION COMMITTEE

                                        DAVID J. DRURY
                                        EDWARD W. MENTZER
                                        EDMUND O. TEMPLETON

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

         During the fiscal year ended September 30, 1997, the Company did not pay separate compensation to its executive officers. Separate compensation will not be paid to the officers of the Company until such time as the officers of the Company devote significant time to separate management of Company affairs, which is not expected to occur until the Company becomes actively involved in additional significant business beyond St. Francis Bank. The following table summarizes the total compensation earned by St. Francis Bank's Chief Executive Officer and the next four highest paid executive officers of the Company's subsidiaries whose compensation (salary and bonus) exceeded $100,000 during the Company's fiscal years ended September 30, 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                                   ANNUAL               NUMBER OF
                                             COMPENSATION(1)             SHARES
                                          --------------------         SUBJECT TO                ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY(2)   BONUS(3)         OPTIONS(4)             COMPENSATION(5)
---------------------------      ----     ---------   --------         ----------             ---------------
Thomas R. Perz  . . . . . .     1997      $ 269,448    $ 68,742            50,000                 $57,298
  President and CEO of the      1996        229,448      53,127                --                  45,265
  Company and St. Francis       1995        229,448      88,044                --                  36,571
  Bank

John C. Schlosser . . . . .     1997        195,985      12,389                --                  32,513
  Chairman of the Board of      1996        287,955          --                --                  42,755
  the Company                   1995        292,955     129,580                --                  39,519

Bruce R. Sherman  . . . . .     1997        155,000      28,866            25,000                  51,083
  Executive Vice President-     1996        145,000      26,100                --                  41,397
  Investments of the            1995        139,038      75,695                --                  37,496
  Company and St. Francis
  Bank

Bradley J. Smith (6)  . . .     1997        147,000      23,897            35,000                  30,808
  Executive Vice President-
  Retail Banking of St.
  Francis Bank

James C. Hazzard  . . . . .     1997        123,500      28,405            25,000                  42,937
  Executive Vice President-     1996        105,000      35,000                --                  28,188
  Commercial Banking of         1995        100,000      25,000             8,500                      --
  St. Francis Bank

-----------------------------
(FOOTNOTES ON FOLLOWING PAGE)

------------------------------
(1) Perquisites and other personal benefits provided to the named executive officers by the Company did not exceed the lesser of $50,000 or 10% of each named executive officer's total annual salary and bonus during the fiscal years indicated, and accordingly, are not included.

(2) Amounts shown include compensation earned and deferred at the election of the named executive officers during the fiscal years ended September 30, 1995, 1996 and 1997, including compensation deferred in fiscal 1995 by Mr. Schlosser and in fiscal 1995, 1996 and 1997 by Mr. Perz under deferred compensation agreements entered into with St. Francis Bank. See "-Deferred Compensation Agreements." For a description of the employment agreement entered into in fiscal 1997 by and between the Company and Mr. Schlosser, see "- Employment Agreements."

(3) Senior executive officers of the Company and St. Francis Bank receive remuneration under separate Incentive Compensation Programs ("ICPs"). In addition to ICP remuneration, the named executive officers earned non-cash compensation in fiscal 1997 in the form of a grant of shares of Common Stock on October 10, 1996 under the St. Francis Bank, F.S.B. Management Recognition and Retention Plan (the "MRP") as follows: (i) Mr. Perz - 488 shares; (ii) Mr. Schlosser - 487 shares;
         (iii) Mr. Sherman - 487 shares; (iv) Mr. Smith - 0; and (v) Mr. Hazzard - 250 shares. The amounts indicated for the fiscal year ended September 30, 1997 represent incentive compensation earned by the named executive officers under the ICPs for the Company and St. Francis Bank for fiscal 1997 and the value of the MRP shares awarded on October 10, 1996 based upon the value of the Common Stock on that date ($25.44). Mr. Hazzard participated in the ICP applicable to Bank Wisconsin in fiscal 1996; in fiscal 1995 and 1997, his incentive compensation was determined separately and established at 25% of his base salary and 30% of his base salary, respectively. Mr. Schlosser did not participate in an ICP in fiscal 1996 or 1997.

(4) The option awards indicated for fiscal 1997 were granted to the named executive officers pursuant to the St. Francis Capital Corporation 1997 Stock Option Allocation Plan (the "Option Allocation Plan") which is a performance-based option plan. The portion of the initial award indicated in the table which vested in fiscal 1997 for each of the named individuals based upon the Company achieving certain Earnings Per Share targets and Business Line targets (average) under the Option Allocation Plan is as follows: (i) Mr. Perz - 2,500; (ii) Mr.
         Sherman - 1,250; (iii) Mr. Smith - 1,250; and (iv) Mr. Hazzard - 1,250. For further information regarding the Option Allocation Plan, see "Compensation Committee Report." In connection with his retention in January 1997, Mr. Smith was granted options as a discretionary award; therefore, the aggregate fiscal 1997 option award indicated for Mr. Smith represents a grant of 25,000 options pursuant to the Option Allocation Plan and 10,000 options as a discretionary award. Mr. Schlosser is not eligible to participate in the Option Allocation Plan; however, Mr. Schlosser did receive option awards in fiscal 1997 in his capacity as a director of the Company. See "- Directors' Compensation."

(5) Amounts shown in this column represent contributions by the Bank pursuant to the St. Francis Bank, F.S.B. Money Purchase Pension Plan (the "Pension Plan"), the St. Francis Bank, F.S.B. 401(k) Savings Plan (the "401(k) Plan"), the ESOP and Long-Term Disability Policies, and the reportable economic benefit to the named individuals pursuant to the Executive Split Dollar Life Insurance Plan (the "Split Dollar Plan") during the fiscal years ended September 30, 1995, 1996 and 1997. The amounts shown for each individual for the fiscal year ended September 30, 1997 are derived from the following figures: (i) Mr.
         Schlosser: $11,388 - Pension Plan contribution; $2,750 - 401(k) Plan matching contribution; $36,595 - ESOP allocation; $607 - Split Dollar Plan premium; $1,173 - Long-Term Disability Policy premium; (ii) Mr.
         Perz: $11,388 - Pension Plan contribution; $2,875 - 401(k) Plan matching contribution; $36,371 - ESOP allocation; $2,288 - Split
         Dollar Plan premium; $4,376 - Long-Term Disability Policy premium;
         (iii) Mr. Smith: $613- 401(k) Plan matching contribution; $30,128 - ESOP allocation; $67 - Split Dollar Plan premium; (iv) Mr. Sherman:
         $11,388 - Pension Plan contribution; $2,875 - 401(k) Plan matching contribution; $36,146 - ESOP allocation; $168 - Split Dollar Plan premium; $506 - Long-Term Disability Policy premium; and (v) Mr.
         Hazzard: $9,788 - Pension Plan contribution; $2,975 - 401(k) Plan matching contribution; $30,128 - ESOP allocation; $46 - Split Dollar Plan premium. The amounts for fiscal 1996 and 1995 have been restated to reflect the reportable individual economic benefit rather than the premiums paid under the Split Dollar Plan as such premiums are refunded to the registrant upon the executive's death or the policy maturity date.

(6) Mr. Smith was hired on January 6, 1997; the salary amount indicated for fiscal 1997 has been annualized.

EMPLOYMENT AGREEMENTS

         In fiscal 1996, the Company and St. Francis Bank entered into three-year employment agreements with Messrs. Perz and Sherman to be effective commencing at the beginning of fiscal 1997. In October 1996, Bank Wisconsin entered into a new three-year employment agreement with Mr. Hazzard which was assumed by St. Francis Bank in connection with the merger of St. Francis Bank and Bank Wisconsin in September 1997. On January 6, 1997, in connection with his retention as Executive Vice President of St. Francis Bank, the Company and St. Francis Bank entered into a three-year employment agreement with Mr. Smith. The term of these employment agreements with Messrs. Perz, Sherman, Smith and Hazzard, which are described herein, may be restored to three years by action of the Boards of Directors annually, subject to the Boards' performance evaluation. Effective October 1, 1996, the Company entered into a separate employment agreement with Mr. Schlosser as discussed further herein. These employment agreements are intended to ensure that the Company and St. Francis Bank maintain a stable and competent management base.

         Under the employment agreements in effect for fiscal 1997, the base salaries for Messrs. Perz, Sherman, Smith and Hazzard were $264,448, $155,000, $147,000 and $123,500, respectively. Base salaries may be increased by the Board of Directors of the Company or St. Francis Bank, as applicable, but may not be reduced except as part of a general pro rata reduction in compensation for all executive officers. In addition to base salary, the agreements provide for payments from other incentive compensation plans, and provide for other benefits, including participation in any group health, life, disability, or similar insurance program and in any pension, profit-sharing, employee stock ownership plan, deferred compensation, 401(k) or other retirement plan maintained by St. Francis Bank. The agreements also provide for participation in any stock-based incentive programs made available to executive officers of the Company and its subsidiaries. The agreements with Messrs. Perz, Sherman, Smith and Hazzard may be terminated by the Company or St. Francis Bank upon death, disability, retirement, for cause at any time, or in certain events specified by the regulations of the OTS. If the Company or St. Francis Bank terminate the agreements due to death or retirement, for cause or pursuant to OTS regulations, the executives shall be entitled to receive all compensation and benefits in which they were vested as of the termination date. If the agreements are terminated due to disability, the executives shall be entitled to receive 100% of their base salary at the rate in effect at the time of termination for a period of one year and thereafter an amount equal to 75% of such base salary for any remaining portion of the employment term (offset by any payments received by executives under any employer disability plans or government social security or workers' compensation programs), together with other compensation and benefits in which they were vested as of the termination date. If the Company or St. Francis Bank terminate the agreements other than for the foregoing reasons, or the executives terminate the agreements in accordance with the terms stated therein, the executives are entitled to severance payments equal to one year's base salary (in the case of Messrs. Sherman, Smith and Hazzard) and two year's base salary (in the case of Mr.
Perz) (based upon the highest base salary within the three years preceding the date of termination) and the amount of bonus and incentive compensation paid to the executives in the most recently completed calendar year of employment, payable over a twelve or 24-month period, as applicable. In addition, the executives shall be entitled to participate in all group insurance, life insurance, health and accident, disability and certain other employee benefit plans maintained by the employer, at no cost to the executives, for a period of one year (in the case of Messrs. Sherman, Smith and Hazzard) or two years (in the case of Mr. Perz), or such earlier time as the executives are employed on a full-time basis by another employer which provides substantially similar benefits. The employment agreements also contain covenant-not-to-compete provisions which prohibit the executives from competing with a Significant Competitor (as defined therein) of the Company or St. Francis Bank for a period of twelve months following termination.

         The employment agreements provide for severance payments if the executives' employment terminates following a change in control. Under the agreements, a "Change in Control" is generally defined to include any change in control required to be reported under the federal securities laws, as well as
(i) the acquisition by any
person of 25% or more of the Company's outstanding voting securities, or (ii) a change in a majority of the directors of the Company during any two-year period without approval of at least two-thirds of the persons who were directors at the beginning of such period. Within 24 months of the effective date of any Change in Control, the executives may terminate the agreements in the event certain conditions contained therein are satisfied, and shall be entitled to receive as severance three year's base salary (based upon the highest base salary within the three years preceding the date of termination) and the amount of bonus and incentive compensation paid to the executives in the most recently completed calendar year of employment, payable over a three-year period. In addition, the executives shall be entitled to all other benefits and compensation which would have been payable to them in the event of termination other than for death, disability, cause or pursuant to OTS regulations, as described herein. In addition, the executives are entitled to all qualified retirement and other benefits in which they were vested. If the severance benefits payable following a Change in Control would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code, and the present value of such "parachute payments" equals or exceeds three times the executive's average annual compensation for the five calendar years preceding the year in which a Change in Control occurred, the severance benefits shall be reduced to an amount equal to the present value of 2.99 times the average annual compensation paid to the executive during the five years immediately preceding such Change in Control.

         The Company and Mr. Schlosser have entered into an employment agreement to be effective as of October 1, 1996 through January 2, 1999. The employment agreement provides that Mr. Schlosser shall continue to serve as President, Chief Executive Officer and Chairman of the Board of the Company through January 22, 1997 and thereafter, for the balance of the employment term, shall serve as Chairman of the Board of Directors of the Company and will further serve the Company in a consultive role and on special projects.
Through January 31, 1997, Mr. Schlosser shall be compensated at a base rate of $287,955 per annum and effective February 1, 1997, he shall receive a base salary of $150,000 per year. In addition to base salary, the agreement provides for other benefits generally made available to other executive officers of the Company and its subsidiaries, excluding benefits under the Company's or its subsidiaries' bonus or stock-based plans. The agreement also provides for termination upon death, retirement, disability, for cause, and in the case of certain events specified by OTS regulations. If Mr. Schlosser retires or dies, or Mr. Schlosser voluntarily terminates his employment agreement, he or his estate shall be entitled to any compensation and benefits in which he was vested as of his termination date. If the agreement is terminated due to Mr. Schlosser's disability, Mr. Schlosser shall be entitled to receive 100% of his base salary at the rate in effect at the time of termination for the remainder of the employment term up to one year and thereafter at an annual rate equal to 75% of such base salary for any remaining portion of the employment term (offset by any payments received by Mr. Schlosser under any employer disability plans or governmental social security or workers' compensation programs). If Mr. Schlosser is terminated for cause, Mr. Schlosser shall not be entitled to any severance payment; however, he shall be entitled to any benefits in which he was vested as of the termination date. If Mr. Schlosser is terminated by the Company other than for cause, death, disability or retirement, or Mr. Schlosser terminates the employment agreement pursuant to the terms contained therein, he shall be entitled to receive as severance, salary payments under the employment agreement for the remainder of the employment term, together with certain other benefits subject to certain terms and conditions. The agreement also contains a covenant-not-to-compete which prohibits Mr. Schlosser from competing with a Significant Competitor (as defined therein) of the Company for a period of twelve months following termination.

CONSULTING, NON-COMPETITION AND SUPPLEMENTAL COMPENSATION AGREEMENT

         In August 1992, St. Francis Bank and Mr. Schlosser entered into a consulting, non-competition and supplemental compensation agreement (the "Consulting Agreement") pursuant to which St. Francis Bank agreed to pay Mr. Schlosser (or his beneficiary) monthly payments of $4,166.67 for 120 months upon his attainment of age 70, death, disability or termination of his employment following a change of control. A "change of control" is defined to include a change in the majority of St. Francis Bank's Board of Directors by reason of the election of new directors not nominated by the Board, the merger of St. Francis Bank, or the acquisition by any person or group of persons acting in concert of 25% or more of the stock of St. Francis Bank. Death benefit payments may be paid in a lump sum to Mr. Schlosser's beneficiary. No benefits are payable if Mr. Schlosser's employment is terminated for cause. "Cause" is defined as a willful and continued failure to perform his duties, willful misconduct which is materially injurious to St. Francis Bank, a criminal conviction involving the affairs of St. Francis Bank or removal by a regulatory agency. If requested by St. Francis Bank, Mr. Schlosser will provide consulting services to St. Francis Bank during the period benefits are paid under the Consulting Agreement.

DEFERRED COMPENSATION AGREEMENTS

         In December 1980, St. Francis Bank and Mr. Schlosser entered into a deferred compensation agreement (the "1980 Agreement") in lieu of a $10,000 per annum increase in Mr. Schlosser's base salary, pursuant to which St. Francis Bank agreed to pay Mr. Schlosser (or his beneficiary) $156,000 over 13 years following his normal retirement date, death or disability. If Mr. Schlosser's employment with St. Francis Bank terminates other than for death or disability, he will receive a lump sum in an amount equal to $833 multiplied by the number of months he was employed by St. Francis Bank from January 1, 1981 until the date of termination. In September 1986, St. Francis Bank and Mr. Schlosser entered into a further deferred compensation agreement (the "1986 Agreement") in lieu of a $5,000 per annum increase in Mr. Schlosser's base salary, pursuant to which Mr. Schlosser (or his beneficiary) will receive $1,000 per month following his normal retirement date, death or disability, with such payments increasing 5% per annum until terminating after 15 years. The 1986 Agreement further provides that if Mr. Schlosser's employment terminates prior to retirement for any reason other than disability, no payments will be made. Both the 1980 and 1986 Agreements are non-tax qualified, unfunded deferred compensation plans. Mr. Schlosser attained normal retirement age of 65 in October 1993 and since January 1, 1994, St. Francis Bank has paid Mr. Schlosser $1,000 per month under the 1980 Agreement and $1,000 per month plus the 5% per annum increase which commenced January 1, 1995 under the 1986 Agreement.

         In September 1986, St. Francis Bank and Mr. Perz entered into a deferred compensation agreement in lieu of a $5,000 per annum increase in Mr. Perz' base salary, pursuant to which St. Francis Bank agreed to pay Mr. Perz $3,333 per month for the first year upon his retirement, death or disability, with such monthly payments to be increased 5% each year thereafter for the following 14 years. The deferred compensation agreement further provides that if Mr. Perz' employment terminates before retirement for any reason other than disability, no payments will be made. The deferred compensation agreement is a non-tax qualified, unfunded plan.

         In November 1987 and February 1988, Messrs. Mentzer and Perz each entered into deferred compensation agreements whereby they agreed to defer certain monthly directors' fees paid to them by St. Francis Bank. These agreements were renewed in January 1993 and January 1994 for Messrs. Mentzer and Perz, respectively. The deferred compensation agreements are non-tax qualified, unfunded plans which establish deferred benefit accounts for both Messrs. Perz and Mentzer. The deferred benefit accounts are credited annually on April 30 of each year with interest at a rate equal to one percentage point over the composite yield on Moody's Long Term Bond Index Rate in effect on the preceding April 30. Upon retirement, deferred compensation with accrued interest is to be paid to each director or his designated beneficiary over ten years in annual installment portions as designated in the deferred compensation agreements. In the event of Mr. Perz' death before retirement, his deferred compensation agreement provides that St. Francis Bank shall pay his designated beneficiary an annual sum of $76,000 for a period of ten years. In the event of Mr. Mentzer's death before retirement, his deferred compensation agreement provides his designated beneficiary shall receive the balance in his director's deferred benefit account over a period of ten years.

BENEFITS

     EXECUTIVE SPLIT DOLLAR INSURANCE PROGRAM

         St. Francis Bank established a Split Dollar Life Insurance Plan, effective September 13, 1992 (the "Split Dollar Plan"), in which Messrs. Schlosser, Perz and Executive Vice Presidents and Senior Vice Presidents of St. Francis Bank participate. The life insurance benefit is equal to the executives' salary up to $250,000. St. Francis Bank pays the PS-58 cost of the insurance and the premium. Upon the executive's death or the policy maturity date, St. Francis Bank will receive all premiums paid on behalf of the executive and the executive will receive the remainder of the death benefit or the cash surrender value.

         In June 1997, Mr. Perz and St. Francis Bank entered into the St. Francis Bank, FSB Split Dollar Life Insurance Agreement (the "1997 Split Dollar Agreement") pursuant to which Mr. Perz is entitled to split dollar life insurance benefits in addition to those provided for under the Split Dollar Plan. The life insurance benefit is equal to $1,985,753. St. Francis Bank pays the PS-58 cost of the insurance and the premium. Upon the death of Mr. Perz or the policy maturity date, St. Francis Bank will receive the greater of $750,000 or the aggregate premiums paid on behalf of Mr. Perz and Mr. Perz will receive the remainder of the death benefit or the cash surrender value

     401(k) PLAN, EMPLOYEE STOCK OWNERSHIP PLAN AND MONEY PURCHASE PENSION PLAN

         St. Francis Bank participates and Bank Wisconsin participated (for fiscal 1997) in the St. Francis Bank, F.S.B. 401(k) Savings Plan (the "401(k) Plan"), covering all of their eligible employees. Employees are eligible to participate after completing a six-month period of employment and attaining age
21. The 401(k) Plan permits participants, subject to the limitations imposed by Section 401(k) of the Internal Revenue Code, to make voluntary tax deferred contributions in amounts between 2% and 7% of their annual compensation. For fiscal 1997, each subsidiary bank of the Company made a semi-monthly contribution to the 401(k) Plan in an amount equal to 50% of the first 4% of compensation deferred by the participant for those participants currently employed. The 401(k) Plan's trustee is the Marshall & Ilsley Trust Company.

         In connection with the conversion of St. Francis Bank, St. Francis Bank established the St. Francis Bank, F.S.B. Employee Stock Ownership Plan (the "ESOP") for its eligible employees. The ESOP borrowed funds from the Company to purchase 490,643 shares of Common Stock. Collateral for the loan is the Common Stock purchased by the ESOP. Bank Wisconsin employees became eligible for participation in the ESOP effective November 1994. St. Francis Bank and Bank Wisconsin make scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan. The loan will be repaid principally from contributions of St. Francis Bank to the ESOP over a period of twelve years. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid. Benefits generally become 20% vested after three years of credited service, with vesting increasing 20% per year thereafter to 100% vesting after seven years. Participants also become 100% vested on death, disability and attainment of age 65. Benefits may be payable, in either shares of Common Stock or cash, upon death, retirement, early retirement, disability or separation from service. The ESOP's trustee is Marshall & Ilsley Trust Company.

         St. Francis Bank maintains the St. Francis Bank, F.S.B. Money Purchase Pension Plan (the "Pension Plan"), a tax-qualified, defined contribution plan covering all eligible employees. Bank Wisconsin employees became eligible to participate in the Pension Plan as of November 1994. Employees are eligible to participate after completing a twelve-month period of 1,000 or more hours of employment and attaining age 21. Benefits generally become 20% vested after three years of credited service, with vesting increasing 20% per year thereafter to 100% vesting after seven years. Participants also become 100% vested on death, disability or attainment of age 65. The Pension Plan's trustee is the Marshall & Ilsley Trust Company.

     STOCK OPTION PLANS

         The Company has two stock option plans, the St. Francis Capital Corporation 1993 Incentive Stock Option Plan (the "1993 Option Plan") and the St. Francis Capital Corporation 1997 Stock Option Plan (the "1997 Option Plan") (collectively, the "Option Plans").

         In 1993, the Board of Directors of the Company adopted the 1993 Option Plan. All employees of the Company and its subsidiaries are eligible to participate in the 1993 Option Plan. As of September 30, 1997, the Company and its subsidiaries had 419 eligible employees. The 1993 Option Plan authorizes the grant of (i) options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422A of the Internal Revenue Code ("Incentive Stock Options"), (ii) options that do not so qualify ("Non-Statutory Options"), and (iii) options which are exercisable only upon a change in control of St. Francis Bank or the Holding Company ("Limited Rights"). As of September 30, 1997, options to purchase 560,740 shares of Common Stock had been granted under the 1993 Option Plan and no shares of Common Stock were available for granting under the 1993 Option Plan.

         In November 1996, the Board of Directors of the Company adopted the 1997 Option Plan in which all directors, officers and employees of the Company and its subsidiaries are eligible to participate. The 1997 Option Plan was approved by the Company's shareholders on January 22, 1997. As of December 1, 1997, the Company had 432 directors, officers and employees eligible to participate in the 1997 Option Plan. The 1997 Option Plan authorizes the grant of (i) Incentive Stock Options; and (ii) Non-Statutory Options. As of September 30, 1997, options to purchase a total of 151,513 shares of Common Stock had been granted under the 1997 Option Plan and a total of 68,487 shares of Common Stock were available for granting.

         In fiscal 1997, the Board of Directors of the Company adopted the St. Francis Capital Corporation 1997 Stock Option Allocation Plan (the "Option Allocation Plan") which outlines the guidelines for, and factors to be considered by, the Compensation Committee in granting performance-based options. The Option Allocation Plan is designed to strengthen the link between executive compensation and long-term organization performance by providing guidelines for the grant and vesting of performance-based options to executive officers. Pursuant to the Option Allocation Plan, participants are granted options which are subject to vesting over a six-year period based upon the Company's achievement of certain "Business Line" goals and "Earnings Per Share" goals established by the Board of Directors of St. Francis Bank and the Company, respectively, at the beginning of each fiscal year. The "Business Line" targets relate to the following areas: (i) one-to-four family lending (origination targets); (ii) commercial lending (growth targets); (iii) consumer lending (growth targets); (iv) commercial real estate and multi-family lending (growth targets); (v) deposits (growth targets); and (vi) investments/leverage (net growth). The option grants to eligible participants are intended to qualify as Incentive Stock Options under the Internal Revenue Code to the extent permitted by applicable law.

         At the end of each fiscal year, the Compensation Committee will compare the Company's performance for the fiscal year to the established goals under the Option Allocation Plan to determine the percentage of option shares which will vest in such year for each participant. Each year, during the first five years of the option award term, up to one-third of the options granted (or if less, the remaining options granted) will be subject to accelerated vesting, depending upon the degree of the Company's success in achieving the annual performance targets budgeted for the fiscal year. No vesting will occur in a fiscal year if the Company's earnings per share or the "Business Line" targets (average) are less than 80% of the budgeted target. The Compensation Committee, may, in its discretion, accelerate the vesting of all or a portion of the options awarded to participants, on an individual or group basis, which do not vest due to failure to achieve budgeted targets for the Business Line and Earnings Per Share Targets in any particular year of the option award term. All option shares not vested by the sixth year of the option award term shall become vested in the sixth year, irrespective of Company performance.

         Under the Option Allocation Plan, a participant must be employed at the end of the fiscal year to be eligible for vesting of option grants. Termination of a participant's service for any reason (other than death, disability, change in control or retirement) (as defined in the 1997 Option
Plan) will result in the forfeiture of all unvested options. For further information regarding option grants and decisions related thereto in fiscal 1997, see "Compensation Committee Report."

         The following table sets forth certain information concerning individual grants of stock options under the Option Plans to each of the executive officers named in the Summary Compensation Table during the fiscal year ended September 30, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

 ----------------------------------------------------------------------------


                       NUMBER OF           % OF
                         SHARES       TOTAL OPTIONS
                       UNDERLYING       GRANTED TO         PER SHARE
                        OPTIONS        EMPLOYEES IN        EXERCISE       EXPIRATION        GRANT DATE
      NAME               GRANTED      FISCAL YEAR(1)     PRICE ($/SH)        DATE        PRESENT VALUE(2)
---------------------------------------------------------------------------------------------------------------
Thomas R. Perz  . . .     50,000            17.84%          $29.00           2007             $360,000

John C. Schlosser   .      6,000             2.14            29.00           2007               43,200

Bruce R. Sherman  . .     25,000             8.92            29.00           2007              180,000

Bradley J. Smith  . .     10,000             3.56            26.25           2007               56,700
                          25,000             8.92            29.00           2007              180,000

James C. Hazzard  . .     25,000             8.92            29.00           2007              180,000

-----------------
(1) With the exception of the 10,000 options granted to Mr. Smith in January 1997 and the 6,000 options granted to Mr. Schlosser, all of the options set forth in the above table represent the number of shares subject to performance-based option grants which vested in part in fiscal 1997 as follows: (i) Mr. Perz - 2,500; (ii) Mr. Sherman - 1,250; (iii) Mr. Smith - 1,250; and (iv) Mr. Hazzard - 1,250. The 10,000 option award granted to Mr. Smith vests as follows: (i) 01/06/01 - 1,667; (ii) 01/06/02 - 1,667; (iii) 01/06/03 - 1,667; (iv)
         01/06/04  - 1,667; (v) 01/06/05 - 1,667; and (vi) 01/06/06 - 1,665;
         and the 6,000 option grant to Mr. Schlosser vests as follows: (i) 04/24/97 - 2,000; (ii) 01/28/98 - 2,000; and (iii) 01/27/99 - 2,000.
         Options to purchase 280,200 shares of Common Stock were granted to eligible employees under the Option Plans during the fiscal year ended September 30, 1997.

(2) Based upon the Black-Scholes option pricing model, adopted for use in valuing stock options, based upon the following variable assumptions:
         (i) a ten year option term; (ii) a volatility statistic of 15%; (iii) a dividend yield of 1.47% and (iv) a risk-free rate of return representing the interest rate on a U.S. Treasury security with a ten year maturity on the date of grant. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

         The following table sets forth certain information concerning the exercise of stock options granted under the Option Plans by each of the executive officers named in the Summary Compensation Table during the fiscal year ended September 30, 1997.

                                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                            AND FISCAL YEAR-END OPTION VALUES
                                                                                           VALUE OF
                                                          NUMBER OF                       UNEXERCISED
                                                          UNEXERCISED                     IN-THE-MONEY
                        NUMBER OF                           OPTIONS                        OPTIONS AT
                          SHARES                      AT FISCAL YEAR END             FISCAL YEAR END (1)
                         ACQUIRED       VALUE     ---------------------------      -------------------------
NAME                   ON EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
------------------------------------------------------------------------------------------------------------
Thomas R. Perz                 0            0        52,500         67,593        $1,389,688       $947,859

John C. Schlosser              0            0        52,000         24,093         1,385,500        583,546

Bruce R. Sherman          11,260     $291,135        32,045         23,750           853,482        198,906

Bradley J. Smith               0            0         1,250         33,750            10,469        310,156

James C. Hazzard               0            0         1,250          8,500            10,469        375,219

--------------------
(1) The value of Unexercised In-the-Money Options is based upon the difference between the fair market value of the securities underlying the options ($37.38) and the exercise price of the options at September 30, 1997.

         Incentive Stock Options granted to any person who is the beneficial owner of more than 10% of the outstanding shares of Common Stock may be exercised only for a period of five years following the date of grant and the exercise price at the time of grant must be equal to at least 110% of the fair market value of the Common Stock on the date of the grant. No option granted in connection with the Incentive Stock Option Plan will be exercisable three months after the date on which the optionee ceases to perform services for St. Francis Bank or the Company, except that in the event of death, disability or retirement, options may be exercisable for up to one year thereafter or such longer period as determined by the Company with respect to the exercise of Non-Statutory Options. If an optionee ceases to perform services for St. Francis Bank or the Company due to retirement, Incentive Stock Options exercised more than three months following the date the optionee ceases to perform services shall be treated as Non-Statutory Stock Options. Options of employees terminated for cause will terminate on the date of termination. Termination for cause includes termination due to the intentional failure to perform stated duties, breach of fiduciary duty involving personal dishonesty resulting in a material loss to the Company, willful violations of law or the entry of a final cease and desist order which results in a material loss to the Company. Options will be immediately exercisable in the event of a change in control. "Change of control" is defined to include the acquisition of beneficial ownership of 20% or more of any class of equity security by a person or group of persons acting in concert, a tender offer or exchange offer, merger or other form of business combination, a sale of assets or a contested election of directors which results in a change in control of a majority of the Board of Directors.

DIRECTORS' COMPENSATION

     BOARD FEES

         Compensation paid to Company directors in fiscal 1997 included a monthly retainer of $1,125 (increased from $1,000 effective January 1, 1997) plus a fee of $1,500 per regular meeting attended (increased from $1,000 effective January 1, 1997), $500 per special meeting attended and $500 per Company Board committee meeting attended.

         From October 1, 1996 through December 31, 1996, Company directors who also were directors of St. Francis Bank received a fee of $500 per St. Francis Bank Board meeting attended and Company directors who also were directors of Bank Wisconsin received an annual retainer of $1,800 plus $200 per meeting of the Board of Directors of Bank Wisconsin attended, and $100 per Bank Wisconsin special board meeting or committee meeting attended. Effective January 1, 1997, the fee structure for Company directors who also serve on the Board of Directors of either St. Francis Bank or Bank Wisconsin was revised and such individuals received a fee of $1,000 for each regular Board meeting and $500 per committee meeting of the respective subsidiary banks attended for the remainder of the fiscal year.

         In fiscal 1997, Company directors Hoppe, Mentzer (from October 1996 through December 1996 only), Perz, Schlosser, Taylor and Templeton also served on the Board of Directors of St. Francis Bank, and Company directors Drury (from December 1996 through September 1997 only), Mentzer, Perz and Reigle (from October 1996 through December 1996 only) served on the Board of Directors of Bank Wisconsin.

     OPTION GRANTS TO OUTSIDE DIRECTORS UNDER THE 1997 STOCK OPTION PLAN

         On April 25, 1997, the Outside Directors of the Company, Messrs. Drury, Hoppe, Mentzer, Reigle, Schlosser and Templeton and Ms. Taylor each were granted options to purchase 16,000, 6,000, 6,000, 8,000, 6,000, 6,000 and 8,000 shares of Common Stock, respectively. The option grants are subject to varying vesting schedules and the exercise price for all option grants is $29.00.

     MRP AWARDS TO DIRECTORS IN FISCAL 1997

         On October 1996, directors Drury, Hoppe, Mentzer, Schlosser and Templeton each were awarded 125 shares of Common Stock under the St. Francis Bank Management Recognition and Retention Plan.


                               PERFORMANCE GRAPH

         The following graph shows a semi-annual comparison from September 1993 to September 1997 of the Company's cumulative shareholder return on the Common Stock with (i) the cumulative total return on stocks included in the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") Stock Market Index (for United States companies) and (ii) the cumulative total return on stocks of NASDAQ listed companies included in the Standard Industrial Classification (SIC) codes 602 - 679 (the "Nasdaq Financial Index"), commencing on September 30, 1993 through September 30, 1997. The cumulative returns set forth in each graph assume the reinvestment of dividends into additional shares of the same class of equity securities at the frequency with which dividends were paid on such securities during the applicable comparison period.

                              COMPARISON OF ANNUAL
                   CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                      NASDAQ STOCK MARKET (U.S.) INDEX AND
                           NASDAQ FINANCIAL INDEX(1)


                                   [GRAPH]






                                       09/30/93         09/30/94        09/30/95        09/30/96       09/30/97
                                      ----------       ----------      ----------      ----------     ----------
Company Common Stock.................  $100.00          $122.03         $154.24         $177.29        $259.36
NASDAQ (U.S.)........................  $100.00          $100.82         $139.26         $165.25        $226.83
NASDAQ Financial.....................  $100.00          $105.39         $133.36         $165.09        $259.98



(1) Assumes $100.00 invested on September 30, 1993, and all dividends reinvested through the end of the Company's fiscal year on September 30, 1997. The Company's Common Stock commenced trading on June 18, 1993. From September 30, 1993 to September 30, 1995, the Company did not pay dividends on its Common Stock. On November 22, 1995, the Company paid its first quarterly dividend and has paid quarterly dividends of $0.10 per share since that time through September 30, 1996. Commencing December 31, 1996, the Company increased its quarterly dividend to $0.12 per share through September 30, 1997. The performance graph is based upon closing prices on the trading day specified.

              INDEBTEDNESS OF MANAGEMENT AND CERTAIN TRANSACTIONS

         Current federal law requires that all loans or extensions of credit to officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of St. Francis Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

         The policies of St. Francis Bank provide, and the policies of Bank Wisconsin provided, that all loans or extensions of credit to executive officers and directors are to be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and may not involve more than the normal risk of collectibility or present other unfavorable features. All loans were made by St. Francis Bank and Bank Wisconsin in the ordinary course of business and were not made with favorable terms nor involved more than the normal risk of collectibility or presented unfavorable features. All loans or extensions of credit to executive officers and directors were current as of September 30, 1997.

         In fiscal 1997, St. Francis Bank retained Richard W. Double, Esq., a partner in the law firm of Double & Double, as counsel. Mr. Richard Double is a director of St. Francis Bank. During the fiscal year ended September 30, 1997, St. Francis Bank paid Mr. Richard Double and the law firm of Double & Double, in the aggregate, $97,197 for legal services rendered to St. Francis Bank.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of the shares of Common Stock outstanding, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based upon review of the information provided to the Company, the Company believes that during the fiscal year ended September 30, 1997, officers, directors and greater than ten percent shareholders complied with all Section 16(a) filing requirements.


               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

         To be considered for inclusion in the proxy statement relating to the Annual Meeting to be held in January 1999, shareholder proposals must be received at the principal executive offices of the Company at 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203, Attention: William R. Hotz, Secretary, no later than August 18, 1998. If such proposal is in compliance with all of the requirements of 17 C.F.R. Section 20.14a-8 ("Rule 14a-8") of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), it will be included in the proxy statement and set forth on the appointment form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

         Shareholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article VII of the Company's Articles of Incorporation. For business to be properly brought before an annual meeting, a shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed by first class United States mail, postage prepaid, to the principal executive offices of the Company not later than the close of business on the tenth day following the day on which notice of the annual meeting was mailed to the shareholders. A shareholder's notice must set forth certain information in accordance with Article VII of the Company's Articles of Incorporation. The notice must include the shareholder's name and address, as they appear on the Company's record of shareholders, the class and number of shares of the Company's common stock beneficially owned by such shareholder, a brief description of the proposed business, the reason for considering such business at the annual meeting and any material interest of the shareholder in the proposed business.


            OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

         The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


                                        BY ORDER OF THE BOARD OF DIRECTORS,




                                        William R. Hotz
                                        Executive Vice President,
Milwaukee, Wisconsin                    Secretary and General Counsel
December 29, 1997


  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

REVOCABLE
PROXY

                       ST. FRANCIS CAPITAL CORPORATION
        ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 28, 1998
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders (the "Annual Meeting") and the Proxy Statement and, revoking any proxy heretofore given, hereby constitutes and appoints Messrs. Thomas R. Perz or John C. Schlosser, directors of St. Francis Capital Corporation (the "Company"), to represent and to vote, as designated below, all the shares of common stock of the Company held of record by the undersigned on December 1, 1997, at the Annual Meeting which will be held on January 28, 1998, at 10:00 a.m., local time, at the Midway Hotel Airport, 5105 S. Howell Avenue, Milwaukee, Wisconsin, and at any adjournments or postponements thereof.

        This proxy is revocable and will be voted as directed below, but if no directions are specified, this proxy will be voted FOR each of the matters listed below. If any other business is presented at the Annual Meeting, or any adjournments or postponements thereof, this proxy will be voted by the Board of Directors of the Company in their best judgment. At the present time, the Board of Directors of the Company knows of no other business to be presented at the Annual Meeting.




             DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED



        ST. FRANCIS CAPITAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS



1.      ELECTION OF DIRECTORS:

        1 - Edward W. Mentzer   2 - Julia H. Taylor

        [ ]  FOR all nominees listed        [ ]  WITHHOLD AUTHORITY
             to the left (except                 to vote for all nominees
             as specified below).                listed to the left.

        (Instructions: To withhold authority to vote
        for any indicated nominee, write the number(s)       [          ]
        of nominee(s) in the box provided to the right.)

2. Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1998.

                  [ ]  FOR      [ ]  AGAINST    [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.


                                        Date
                                            -----------------------------
Check appropriate box
Indicate changes below:
Address Change?                 [ ]   Name Change?      [ ]


                                       NO. OF SHARES
                                       ----------------------------------------

                                       ----------------------------------------
                                       Signature(s) in Box

                                       IMPORTANT: Please sign exactly as your
                                       name appears on this proxy. When signing as an attorney, administrator, agent, corporation, officer, executor, trustee, guardian or similiar position, please add your full title to your signature. If shares of common stock are held jointly, each holder may sign but only one signature is required.